Exhibit No. 99.1

Novelion Therapeutics Expands Leadership Team with Appointment of Jeffrey Hackman as Chief Operating Officer

Vancouver, British Columbia, October 31, 2017 - Novelion Therapeutics Inc. (NASDAQ:NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare metabolic diseases, today announced the appointment of Jeffrey Hackman as Executive Vice President and Chief Operating Officer, effective November 1, 2017.

Chief Executive Officer Mary Szela said, “We are fortunate to welcome Jeff, an established leader in the rare disease industry, to the Novelion team. Jeff’s proven track record in setting global commercial strategy and leading successful brand teams with a patient-centered approach, together with his broad operational experience within the biotech industry, position him to lead not only our commercial efforts, but also our business development, manufacturing and supply chain initiatives. We look forward to the immediate impact that a leader of Jeff’s caliber can have on our company’s plans for growth.”

Jeffrey Hackman was most recently senior vice president, head of the US Internal Medicine and Oncology franchises for Shire. In this role, Mr. Hackman was a member of the US commercial leadership team and was responsible for sales, marketing, business insights and analytics for eight licensed products within Shire’s US rare disease portfolio. Prior to joining Shire, Mr. Hackman was vice president and region head for North America at Baxalta US, where he was responsible for building the oncology commercial division. Before that, Mr. Hackman was senior vice president of commercial operations, chief operating officer and board member at Sigma-Tau and Sigma-Tau Health Sciences USA. Mr. Hackman has also held senior commercial leadership positions with Intercell AG, Emergent Biosolutions, MedImmune and Sanofi Pasteur. Mr. Hackman has a bachelor of arts degree in communications from Lycoming College.

Mr. Hackman added, “I am motivated by an opportunity to help people with rare diseases by facilitating access to therapies that can make a difference. I am proud to join this capable team whose mission is to become a leader in the industry by focusing on our patients, and I look forward to building towards that goal.”

About Novelion Therapeutics

Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes JUXTAPID® and MYALEPT®, and is also developing zuretinol acetate for the potential treatment of inherited retinal disease caused by underlying mutations in RPE65 or LRAT genes. The company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" of Novelion within the meaning of applicable laws and regulations and constitute "forward-looking information" within the meaning of applicable Canadian securities laws. Any statements contained herein which do not describe historical facts, including statements regarding the contributions of Mr. Hackman to our business, Novelion’s goals and pipeline potential and beliefs about our ability to maximize the value of our marketed therapies, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, those risks identified in Novelion’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading "Risk Factors" in Novelion's Annual Report on Form 10-K filed on March 30, 2017, and subsequent filings, with the SEC, available on the SEC's website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Novelion’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on Novelion’s stock price. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference calls transcripts and webcast transcripts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

U.S. INDICATIONS AND IMPORTANT SAFETY INFORMATION

JUXTAPID® (lomitapide) capsules is a microsomal triglyceride transfer protein inhibitor indicated as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density lipoprotein (LDL) apheresis where available, to reduce LDL cholesterol, total cholesterol, apolipoprotein B, and non-high-density lipoprotein cholesterol in patients with homozygous familial hypercholesterolemia (HoFH). LIMITATIONS OF USE: The safety and effectiveness of JUXTAPID have not been established in patients with hypercholesterolemia who do not have HoFH, including those with heterozygous familial hypercholesterolemia (HeFH). The effect of JUXTAPID on cardiovascular morbidity and mortality has not been determined.

JUXTAPID can cause elevations in transaminases, as well as increases in hepatic fat, with or without concomitant increases in transaminases. Because of the risk of hepatotoxicity, JUXTAPID is available only through a restricted distribution program called the JUXTAPID REMS PROGRAM. For more detailed information, please see additional Important Safety Information and the Prescribing Information for JUXTAPID.

MYALEPT® (metreleptin) for injection is a leptin analog indicated as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy. LIMITATIONS OF USE: The safety and effectiveness of MYALEPT for the treatment of complications of partial lipodystrophy or for the treatment of liver disease, including nonalcoholic steatohepatitis (NASH), have not been established.

Anti-metreleptin antibodies with neutralizing activity have been identified in patients treated with MYALEPT. T-cell lymphoma has been reported in patients with acquired generalized lipodystrophy, both treated and not treated with MYALEPT. For more detailed information, please see additional Important Safety Information and the Prescribing Information for MYALEPT.

CONTACT:

Amanda Murphy, Director, Investor Relations & Corporate Communications
Novelion Therapeutics
857-242-5024
amanda.murphy@novelion.com